     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2003

                                                   REGISTRATION NO. 333-

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                            CENTURY ALUMINUM COMPANY
             (Exact name of Registrant as specified in its charter)

               DELAWARE                              13-3070826
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

                     2511 GARDEN ROAD, BUILDING A, SUITE 200
                           MONTEREY, CALIFORNIA 93940

                                 (831) 642-9300
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)


                             GERALD J. KITCHEN, ESQ.
                   EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL,
                   CHIEF ADMINISTRATIVE OFFICER AND SECRETARY
                            CENTURY ALUMINUM COMPANY
                     2511 GARDEN ROAD, BUILDING A, SUITE 200
                           MONTEREY, CALIFORNIA 93940
                                 (831) 642-9300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a Copy to:

                            JEFFREY N. OSTRAGER, ESQ.
                    CURTIS, MALLET-PREVOST, COLT & MOSLE LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                           PROPOSED     PROPOSED
                                           MAXIMUM      MAXIMUM
 TITLE OF EACH CLASS                       OFFERING    AGGREGATE    AMOUNT OF
 OF SECURITIES TO BE    AMOUNT TO BE        PRICE       OFFERING   REGISTRATION
     REGISTERED          REGISTERED      PER SHARE(1)   PRICE(1)       FEE
Common Stock, $0.01
par value............  500,000 shares       $6.08      $3,040,000      $246

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of Century Aluminum Company common stock on the Nasdaq National Market on March 17, 2003.

   PURSUANT TO RULE 416 UNDER THE SECURITIES ACT OF 1933, TO THE EXTENT THAT ADDITIONAL SHARES OF CENTURY ALUMINUM COMPANY COMMON STOCK MAY BE ISSUED OR ISSUABLE AS A RESULT OF A STOCK SPLIT OR OTHER DISTRIBUTION DECLARED AT ANY TIME BY THE BOARD OF DIRECTORS WHILE THIS REGISTRATION STATEMENT IS IN EFFECT, THIS REGISTRATION STATEMENT IS HEREBY DEEMED TO COVER ALL OF SUCH ADDITIONAL COMMON STOCK.

                               -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

   The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MARCH 24, 2003

PROSPECTUS

                                 500,000 Shares

                                       of

                           [CENTURY ALUMINUM GRAPHIC]

                                  Common Stock

YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST.


   Century Aluminum Company (the "Company") has contributed in the aggregate 500,000 shares of its common stock, par value $0.01 per share, to the Century Aluminum Employees Retirement Plan (the "Retirement Plan") and the Century Aluminum of West Virginia, Inc. Hourly Employees Pension Plan (the "Pension Plan," together with the Retirement Plan, the "Plans"). This prospectus relates to the resale, from time to time, of up to an aggregate of 100,000 shares by the Retirement Plan and up to an aggregate of 400,000 shares by the Pension Plan.

   The shares may be sold by the Plans from time to time through public or private transactions on or off the Nasdaq National Market, and at prevailing market prices or other prices negotiated by the investment manager on behalf of the Plans, all as more fully described under the heading "Plan of Distribution".

   Our common stock is quoted on the Nasdaq National Market under the symbol "CENX." The last reported sale price on March 24, 2003 was $6.45 per share.

   Our principal executive offices are located at 2511 Garden Road, Building A, Suite 200, Monterey, California 93940 and our telephone number is (831) 642-9300.

             INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK
                          FACTORS" BEGINNING ON PAGE 3.

                               -------------------

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT

                               -------------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------


                  The date of this prospectus is March __, 2003

                           FORWARD-LOOKING STATEMENTS

   This information presented and incorporated by reference in this prospectus contains forward-looking statements. When the Company makes these forward looking statements, they are based on current expectations and projections about future events. Many of these statements may be identified by the use of forward-looking words such as "expects," "anticipates," "plans," "believes," "projects," "estimates," "should," "will," and "potential" and variations of such words. These forward-looking statements are subject to risks, uncertainties and assumptions including, among other things:

      - the Company's significant indebtedness and its ability to service its indebtedness;

      - the cyclical nature of the aluminum industry and the end use markets it serves;

      -     general economic and business conditions;

      - efficient utilization of the Company's production facilities and equipment;

      -     the cost and availability of raw materials, power and skilled labor;

      - disruptions of production as a result of labor disputes, the loss of power or for other reasons;

      -     the Company's dependence on a few major customers and suppliers;

      -     impact from environmental liabilities;

      - the Company's ability to successfully implement its business strategy; and

      -     the availability and cost of insurance.

   Although the Company believes the expectations reflected in its forward-looking statements are reasonable, the Company cannot guarantee its future performance or results of operations. All forward looking statements in this filing and any filing incorporated by reference in this filing are based on information available to the Company on the date of such filing; however, the Company is not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risks described above should be considered when reading any forward-looking statements in this filing. Given these uncertainties and risks, the reader should not place undue reliance on these forward-looking statements. For additional discussion of such risks, see "Risk Factors" below.

                                  RISK FACTORS

   In addition to the other information or incorporated by reference included in this prospectus, you should carefully consider the risks described below before making an investment in our common stock. If any of the events described in the risks below actually occurs, our business, financial condition or results of operations could be materially adversely affected. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also materially and adversely affect our operations.

                         RISKS RELATING TO OUR BUSINESS

THE RESULTS OF OUR OPERATIONS COULD BE AFFECTED BY THE CYCLICAL NATURE OF THE ALUMINUM INDUSTRY.

   Our operating results depend on the market for primary aluminum, which is cyclical. Historically, prices for primary aluminum have fluctuated in part due to economic and market conditions in the United States and other countries which affect global supply and demand. Future changes in global supply and demand could have an adverse effect on primary aluminum prices and, in turn, have a material adverse effect on our operating results. Aluminum end use markets, including the automotive and building and construction sectors, are also cyclical. When downturns occur in these sectors, decreased demand for primary aluminum may result in lower prices for our products.

   Prices for primary aluminum may decline from current levels, which would cause our revenues to decrease. Conversely, if prices for primary aluminum increase, our fixed price sales contracts and certain hedging transactions we enter into can limit our ability to take advantage of favorable changes in the price of primary aluminum.

OUR HIGH LEVEL OF INDEBTEDNESS REQUIRES SIGNIFICANT CASH FLOW TO MEET OUR DEBT SERVICE REQUIREMENTS WHICH REDUCES CASH AVAILABLE FOR OTHER PURPOSES, LIMITS OUR ABILITY TO BORROW AND MAKES US MORE VULNERABLE TO ECONOMIC DOWNTURNS.

      We incurred a significant amount of debt in connection with our acquisition of the Hawesville facility in April 2001 which requires significant debt service. As of December 31, 2002, we had approximately $329.7 million of debt, including $321.9 million of principal outstanding under our 11-3/4% senior subordinated first mortgage notes due 2008 (the "Notes"), net of unamortized issuance discount, and $7.8 million in industrial revenue bonds which were assumed in connection with our acquisition of the Hawesville facility in April 2001. On January 28, 2003, we announced that we had signed a letter of intent to purchase the 20% interest in the Hawesville facility owned by Glencore for an expected purchase price of $105 million, a portion of which may be financed with debt. In addition, subject to the restrictions contained in the indenture governing the Notes, we may incur significant additional debt from time to time. As of December 31, 2002, we would have been able to incur up to approximately $45 to $55 million of additional indebtedness under our revolving credit facility.

      The level of our indebtedness could have important consequences to you. For example, it could:

            - limit cash flow available for capital expenditures, acquisitions, working capital and other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

            - increase our vulnerability to general adverse economic and industry conditions;

            - limit our flexibility in planning for, or reacting to, competitive and other changes in our business and the industry in which we operate;

            - place us at a disadvantage compared to our competitors who may have less debt and greater operating and financing flexibility than we do; and

            - limit, through restrictive covenants, our ability to borrow additional funds.

Our existing financing agreements contain covenants that restrict the way we conduct our business, which may limit our ability to pursue our growth strategy or could cause a default if we are unable to comply with their terms.

      The indenture governing the Notes contains various restrictive covenants that limit our ability to engage in transactions such as acquisitions and investments. These covenants may, therefore, impair our ability to pursue our growth strategy. Moreover, our flexibility is further limited because many of the agreements governing our indebtedness contain negative covenants that restrict our ability to take certain other actions, such as the payment of dividends, as well as financial covenants that require us to meet certain financial tests. A breach of these covenants or a failure to make any required payments under our indebtedness could result in the acceleration of a substantial portion of our indebtedness. In the event our indebtedness is accelerated, it is unlikely we would be able to repay the accelerated indebtedness.

THE MARKET FOR PRIMARY ALUMINUM IS HIGHLY COMPETITIVE.

   We produce premium and commodity grade primary aluminum, and our products are generally sold on the basis of the commodity price. We compete with numerous other domestic and foreign producers, some of which are larger and have greater manufacturing and financial resources and more favorable cost structures for producing aluminum. Aluminum also competes with other materials such as steel, plastic and glass, which may be used as alternatives for some applications depending on relative pricing.

A SIGNIFICANT PORTION OF OUR PRODUCTS ARE SOLD TO A FEW MAJOR CUSTOMERS; THE LOSS OF A MAJOR CUSTOMER COULD INCREASE OUR SELLING COSTS AND HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS.

   We derived a combined total of approximately 68% of our consolidated net sales for 2002 from Glencore, Pechiney and Southwire, our three largest customers. We currently have long-term contracts with these major customers which are due to expire at various times between 2005 and 2010. We cannot assure you that we will be able to extend or replace these contracts when they expire. Because these contracts reduce our production, marketing and distribution costs, the loss of any of these customers or a significant reduction in the amount of business that they do with us, could increase our selling costs and have an adverse effect on our operating results.

GLENCORE OWNS A LARGE PERCENTAGE OF OUR COMMON STOCK AND CAN EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING SHAREHOLDER APPROVAL.

   Glencore International AG (together with its affiliates, "Glencore") owns 37.6% of our outstanding common shares and 100% of our outstanding convertible preferred stock. Based upon its common and preferred stock ownership, Glencore beneficially owns 41.5% of our common stock. This ownership interest could have the effect of delaying or preventing a change in control. In addition, as the holder of all of our issued and outstanding convertible preferred stock, Glencore has voting rights to approve: (i) any action by us which would adversely affect or alter the preferences and special rights of the convertible preferred stock, (ii) the issuance of any class of stock ranking senior to, prior to or ranking equally with the convertible preferred stock, and (iii) any reorganization or reclassification of our capital stock or merger or consolidation of Century Aluminum Company. Willy R. Strothotte, the chairman of Glencore's board of directors, has been appointed by Glencore to serve as a director on our board of directors and Craig A. Davis, the chairman of our board of directors, is a director and former executive officer of Glencore.

SHARED CONTROL OF PRODUCTION FACILITIES MAY IMPEDE OR IMPAIR OUR ABILITY TO ACHIEVE OUR GOALS.

   We own the Hawesville and Mt. Holly facilities with partners, and may enter into similar arrangements in the future. Differences in views among partners may result in delayed decisions or in failures to agree upon major matters which could adversely affect the operation of our facilities and, in turn, our ability to achieve our goals. With respect to these shared facilities, we are not able to make unilateral decisions regarding certain material aspects of those operations. In addition, although we assume that our partners will perform their obligations under their agreements with us, if they fail to do so, we may be required to pay additional operating expenses and our operating plans for these facilities could be adversely affected.

DISRUPTIONS IN THE SUPPLY OF POWER OR RAW MATERIALS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

   We are subject to losses associated with the loss or interruption of electrical power, which can be caused by equipment failure, natural disasters or other catastrophic events. Power interruptions may have a material adverse effect on our business because we use large amounts of electricity in the primary aluminum production process. Any loss of power which causes an equipment shutdown can result in the hardening or "freezing" of molten aluminum in the pots where it is produced. If this occurs, we may experience significant losses if the pots are damaged and require repair or replacement, a process that could limit or shut down our production operations for a prolonged period of time. Although we maintain property damage insurance to provide for the repair or replacement of damaged equipment or property, as well as business interruption insurance to mitigate losses resulting from any equipment failure or production shutdown caused by a catastrophic event, we may still be required to pay significant amounts under the deductible provisions of those insurance policies and our insurance does not cover losses resulting from a power loss due solely from a lack of sufficient electrical power resulting from unusually high usage in the region. In addition, certain shutdowns not covered by insurance may constitute an event of default under our revolving credit facility. We cannot assure you that our coverage will be sufficient to cover all losses which may result from a catastrophic event or other cause.

   We depend on a limited number of suppliers for alumina, the principal raw material used by our reduction facilities to produce primary aluminum. Disruptions to our supply of alumina could occur for a variety of reasons, including disruptions of production at a particular supplier's alumina refinery or delays in the transportation of alumina to our facilities. Such disruptions may require us to purchase alumina on less favorable terms than under our current arrangements.

CHANGES IN THE RELATIVE COST OF RAW MATERIALS AND ENERGY COMPARED TO THE PRICE OF PRIMARY ALUMINUM COULD AFFECT OUR OPERATING RESULTS.

   The Company's operating results are sensitive to changes in the price of primary aluminum and the raw materials used in its production. Although Century attempts to mitigate the effects of fluctuations in primary aluminum and raw material prices through the use of various fixed-price commitments and financial instruments, these efforts may limit the Company's ability to take advantage of favorable changes in the market prices for primary aluminum or raw materials.

   Electricity represents our single largest operational cost as we use significant amounts in the primary aluminum reduction process. Most of the power used at our existing facilities is purchased at generally favorable prices under long-term contracts which are due to expire from 2005 through 2010. We cannot assure you that we will be able to obtain electricity on similar terms upon the expiration of those contracts. Furthermore, we cannot assure you that our suppliers will be able to supply us with sufficient quantities of electricity at all times.

WE ARE SUBJECT TO THE RISK OF UNION DISPUTES AND ADVERSE EMPLOYEE RELATIONS.

   The hourly employees at the Ravenswood and Hawesville facilities are represented by the United Steel Workers of America, or USWA. The employees at the Mt. Holly facility are employed by Alcoa and are not unionized. There can be no assurance that we will be able to satisfactorily renegotiate our labor contracts at the Ravenswood and Hawesville facilities when they expire. In addition, existing labor contracts may not prevent a strike or work stoppage at any of these facilities in the future, and any such work stoppage could have a material adverse effect on our financial condition and results of operations.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS THAT COULD RESULT IN LIABILITIES.

   We are obligated to comply with various federal, state and other environmental laws and regulations in the ordinary course of our manufacturing process. Applicable environmental laws and regulations may expose us to costs or liabilities relating to our manufacturing operations or property ownership. We incur operating costs and capital expenditures on an ongoing basis to ensure our compliance with applicable environmental laws and regulations. In addition, we are currently and may in the future be responsible for the cleanup of contamination at some of our current and former manufacturing facilities. Our known liabilities, based on current information, are not expected to have a material adverse effect on our operating results. However, if more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or previously unknown environmental conditions are discovered, or if contributions from other responsible parties are not available, we may be subject to additional liability. Further, there can be no assurance that additional environmental matters for which we may be liable will not arise in the future at our present sites where no problem is currently known, at sites previously owned or operated by us, by related corporate entities or by predecessors, or at sites that we may acquire in the future. We cannot assure you that future capital expenditures and costs for environmental compliance or cleanup will not have a material adverse effect on our future financial condition, results of operations or liquidity.

                       RISKS RELATING TO OUR COMMON STOCK

WE CANNOT ASSURE YOU THAT WE WILL PAY DIVIDENDS ON OUR COMMON STOCK.

   We maintained a dividend policy that resulted in the declaration and payment of a $0.05 per share quarterly dividend on our common stock beginning with the first full quarter following the initial public offering of our common stock in April 1996 through the quarter ended September 30, 2002. However, the indenture governing our senior secured first mortgage notes contains, among other things, restrictions on the payment of dividends. As a result, we suspended our common and preferred stock dividends in the fourth quarter of 2002 because we were close to the limit on allowable dividend payments under the covenants in our indenture. In addition to restrictions on dividend payments under the indenture, we are also subject to covenants which restrict our ability to pay dividends under the terms of our revolving credit facility. In addition to meeting the requirements of our indenture and credit facility, any future declaration of dividends on our common stock will be subject to the discretion of our board of directors. The timing, amount and form of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements, obligations with respect to our convertible preferred stock and other factors deemed relevant by our board of directors. In addition, we will be obligated to pay any accrued but unpaid dividends on our preferred stock before we pay any dividends on our common stock. Accordingly, we cannot assure you that we will declare and pay dividends on our common stock in the near future.

PROVISIONS IN OUR CHARTER DOCUMENTS AND STATE LAW MAY MAKE IT DIFFICULT FOR OTHERS TO OBTAIN CONTROL OF OUR COMPANY, EVEN THOUGH SOME STOCKHOLDERS MAY CONSIDER IT TO BE BENEFICIAL.

   Certain provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of the Delaware General Corporation Law (the "DGCL"), may have the effect of delaying, deferring or preventing a change of control of our company, including transactions in which our stockholders might otherwise have received a substantial premium for their shares over then current market prices. For example, these provisions:

- give authority to our board of directors to issue preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any stockholder vote;

- provide, under our charter documents, for a board of directors consisting of three classes, each of which serves for a different three year term;

- require stockholders to give advance notice prior to submitting proposals for consideration at stockholders' meetings or to nominate persons for election as directors; and

- restrict, under the DGCL, mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

   In addition, certain of our officers have entered into severance compensation agreements that will provide for cash payments and acceleration of benefits in the event of specified corporate changes, including a change in control of our company. Our 1996 Stock Incentive Plan also provides for acceleration of the ability to exercise of stock options and the vesting of performance shares upon a change of control, and our Non-Employee Directors Stock Option Plan provides for acceleration of the exercisability of stock options upon a change of control. These arrangements also may inhibit a change in control of our company.

OUR STOCK PRICE MAY BE VOLATILE.

   Our common stock has experienced significant price volatility from time to time, and this volatility may continue in the future. The market price for our common stock may be affected by a number of factors, including quarterly variations in our results of operations, changes in earnings estimates or recommendations by securities analysts, developments in our industry and sales of substantial numbers of shares of our common stock in the public market. In addition, general economic, political and market conditions and other factors unrelated to our operating performance may materially adversely affect the market price of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or "SEC." Our SEC filings are available to the public over the Internet on the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede information on file with the SEC as of the date of this prospectus. We incorporate by reference:

                          SEC FORM                                  DATE FILED
      Our Annual Report on Form 10-K for the year ended
      December 31, 2002                                           March 24, 2003

      Registration Statement on Form 8-A, containing a
      description of our common stock                             March 4, 1996

      Our amended definitive proxy statement on Schedule 14A      June 4, 2002

      Our definitive proxy statement on Schedule 14A              May 21, 2002

      We incorporate by reference additional documents that we may file with the SEC after the date of this prospectus until this offering is completed, including future filings under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.

      We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we believe these reports provide additional information about our company that prudent investors find important. You can obtain a copy of any or all of the information that we have incorporated by reference in this prospectus from the SEC, through the SEC's website or at the address provided above, or you may request a copy from us, which will be provided at no cost, by writing or telephoning us at:

                        Century Aluminum Company
                        2511 Garden Road
                        Building A, Suite 200
                        Monterey, California 93940
                        Attention: Corporate Secretary
                        Tel.: (831) 642-9300

                                   OUR COMPANY

   Century Aluminum Company ("Century" or the "Company") is a leading North American producer of primary aluminum. Our aluminum reduction facilities produce premium and commodity grade primary aluminum products ranging from molten aluminum to premium cast products such as high-purity foundry ingot and billet. Century is the second largest primary aluminum producer in the United States, behind Alcoa Inc., having produced over 1.0 billion pounds of primary aluminum in 2002 with net sales of $711.3 million.

                                 USE OF PROCEEDS

   The shares being offered pursuant to this prospectus are for the account of the Plans. Accordingly, we will not receive any proceeds from the sale of shares offered by this prospectus.

                              SELLING SHAREHOLDERS

   The Plans hold their assets in trusts formed for the benefit of all of the Company's salaried employees and the hourly employees of Century Aluminum of West Virginia, Inc. The Plans and the trusts are intended to be tax-qualified under the Internal Revenue Code of 1986, as amended. The Plans are funded by Company contributions, which are held for the sole benefit of the Plans' participants and their beneficiaries and to pay proper expenses related to the administration of the Plans.

   To meet our funding obligation to the Plans, our Board of Directors authorized the contribution of a total of 500,000 shares of our common stock to the Plans in the quarter ended December 31, 2002. Prior to our contribution, the Plans owned no shares of our common stock. Following our contribution, the Retirement Plan owned 100,000 shares of our common stock, which represents approximately 0.5% of the outstanding shares of our common stock, and the Pension Plan owned 400,000 shares of our common stock, which represents 2% of the outstanding shares of our common stock.

   It is contemplated that the investment manager which has been designated in accordance with the terms of the Plans will have sole and absolute discretion to make decisions regarding the retention or sale of some or all of the shares held by each of the Plans, subject to the terms of the investment management agreement for the Plans.

                              PLAN OF DISTRIBUTION

   The Plans, at the direction of an investment manager, may sell shares on any market in which our common stock is traded, through underwriters, in a private transaction or otherwise.

   Market sales may be effected from time to time in one or more transactions (which may involve block transactions):

      - on any of the U.S. securities markets on which our common stock is listed, including the Nasdaq National Market, in transactions that may include special offerings, exchange distributions pursuant to and in accordance with the rules of such exchanges.

      -     in the over-the-counter market

      - in transactions otherwise than on such exchanges or in the over-the-counter market or

      -     in a combination of any such transactions.

Such transactions may be effected by the Plans at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

   The Plans may effect such transactions by selling shares to or through brokers-dealers, and such brokers-dealers may receive compensation in the form of discounts or commissions from the trusts and may receive commissions from the purchasers of shares for whom they may act as agent.

   In the case of an underwritten offering, a prospectus supplement with respect to an offering of shares will set forth the terms of the offering of the shares, including the name or names of the underwriters, the purchase price and the proceeds to the Plans from such sale, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The shares will be acquired by the underwriters for their own account and may be sold from time to time in one or more transactions at a fixed public offering price determined at the time of sale. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase shares will be subject to conditions precedent and the underwriters will be obligated to purchase all the shares if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may be entitled under agreements entered into with the trustee to indemnification against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof. Underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of February 28, 2003, we had outstanding 21,070,210 shares of our common stock and 500,000 shares of our convertible preferred stock.

   The following summary description does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, or DGCL, and our restated certificate of incorporation and amended and restated bylaws, which are both incorporated by reference in the registration statement of which this prospectus is a part and copies of which are available upon request. See "Where You Can Find More Information." Reference is made to the DGCL, our certificate of incorporation and our bylaws for a detailed description of the provisions we have summarized below.

                                  COMMON STOCK

   Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all the directors standing for election. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors from funds which are legally available for that purpose. Upon the liquidation, dissolution or winding up of Century Aluminum, the holders of our common stock are entitled to receive ratably any of our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All shares of our common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are currently outstanding or which we may designate and issue in the future.

                                 PREFERRED STOCK

   Under our certificate of incorporation, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock without any vote or action by the holders of our common stock. Our board of directors may issue preferred stock in one or more series and determine for each series the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting that series, as well as the designation thereof. Depending upon the terms of preferred stock established by our board of directors, any or all of the preferred stock could have preference over the common stock with respect to dividends and other distributions and upon the liquidation of the Company. In addition, issuance of any shares of preferred stock with voting powers may dilute the voting power of the outstanding common stock.

   Convertible preferred stock

   Glencore currently holds 500,000 shares of our 8.0% cumulative convertible preferred stock , which has a par value of $0.01 per share and a liquidation preference of $50 per share. Following is a summary of the principal terms of the convertible preferred stock.

- Dividends. The holders of the convertible preferred stock are entitled to receive fully cumulative cash dividends at the rate of 8% per annum per share accruing daily and payable when declared quarterly in arrears.

- Optional conversion. Each share of convertible preferred stock may be converted at any time, at the option of the holder, into shares of our common stock, at a price of $17.92, subject to adjustment for stock dividends, stock splits and other specified corporate actions.

- Voting rights. The holders of convertible preferred stock have limited voting rights to approve: (1) any action by us which would adversely affect or alter the preferences and special rights of the convertible preferred stock, (2) the authorization of any class of stock ranking senior to, prior to or ranking equally with the convertible preferred stock, and (3) any reorganization or reclassification of our capital stock or merger or consolidation of Century Aluminum Company.

- Optional redemption. After April 2, 2004, we may redeem the convertible preferred stock at our option for cash at a price of $52 per share, plus accrued and unpaid dividends to the date of redemption, declining ratably to $50 at the end of the eighth year.

- Transferability. Our convertible preferred stock is freely transferable in a private offering or any other transaction which is exempt from, or not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

- Preference. Our convertible preferred stock has preference over the common stock with respect to dividends and certain other distributions and upon the liquidation of the Company.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

      The provisions of our certificate of incorporation and bylaws and the DGCL summarized in the following paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including those attempts that might result in a premium over the market price for the shares held our stockholders.

      Issuance of preferred stock. Our certificate of incorporation provides our board of directors with the authority to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof.

      Business combinations. Our certificate of incorporation requires either:
(i) the approval of a majority of the disinterested directors, (ii) the approval of the holders of at least two-thirds of the outstanding voting shares of Century Aluminum Company, or (iii) the satisfaction of certain minimum price requirements and other procedural requirements, as preconditions to certain business combinations with, in general, a person who is the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of our outstanding voting stock.

      Classified board. Our certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in size as is practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

      Number of directors; removal; vacancies. Our certificate of incorporation provides that the number of directors shall not be less than three nor more than nine members. The directors shall have the exclusive power and right to set the exact number of directors within that range from time to time by resolution adopted by vote of a majority of the entire board of directors. The board can only be increased over nine members through amendment of our restated certificate of incorporation which requires a resolution of the board and the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock generally entitled to vote, voting as a class.

      Our certificate of incorporation and bylaws further provide that directors may be removed only for cause and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock generally entitled to vote in the election of directors, voting as a class. In addition, interim vacancies or vacancies created by an increase in the number of directors may be filled only by a majority of directors then in office. The foregoing provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

      No stockholder action by written consent; special meetings. Our certificate of incorporation generally provides that stockholder action may be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and bylaws also provide that, subject to the rights of the holders of any class or series of our preferred stock, special meetings of the stockholders may only be called pursuant to a resolution adopted by a majority of the board of directors or the executive committee. Stockholders are not permitted to call a special meeting or to require the board or executive committee to call a special meeting of stockholders. Any call for a meeting must specify the matters to be acted upon at the meeting. Stockholders are not permitted to submit additional matters or proposals for consideration at any special meeting.

      Stockholder proposals. The bylaws establish an advance notice procedure for nominations (other than by or at the direction of our board of directors) of candidates for election as directors at, and for proposals to be brought before, an annual meeting of stockholders. Subject to any other applicable requirements, the only business that may be conducted at an annual meeting is that which has been brought before the meeting by, or at the direction of, the board or by a stockholder who has given to the secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of, the board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

      Amendment of certain certificate provisions or bylaws. Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our stock generally entitled to vote to amend the foregoing provisions of our certificate of incorporation and the bylaws.

      Section 203 of the DGCL. Century Aluminum Company is subject to Section 203 of the DGCL, which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:

      - prior to such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

      - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding stock of the corporation, excluding shares owned by directors who are also officers of the corporation and shares owned by certain employee stock plans; or

      - on or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

      A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

                                  LEGAL MATTERS

      The validity of the common stock offered through this prospectus will be passed upon for us by Curtis, Mallet-Prevost, Colt & Mosle LLP, New York, New York. Roman A. Bninski, a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP is a director of Century Aluminum Company.

                                     EXPERTS

      The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the various expenses to be paid by the registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee....................................      $   246
Legal fees and expenses.................................      $15,000
Accounting fees and expenses............................      $10,000
Miscellaneous expenses..................................      $ 5,000
                                                              -------
       Total............................................      $30,246
                                                              =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the restated certificate of incorporation of Century Aluminum Company contains a provision to limit the personal liability of our directors for violations of their fiduciary duties. This provision eliminates each director's liability to Century Aluminum Company or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability: (i) for any breach of the director's duty of loyalty to Century Aluminum Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of such corporation, as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The restated certificate of incorporation for Century Aluminum Company provides for indemnification to the fullest extent permitted by Section 145 of the DGCL of all persons who we have the power to indemnify under such section. The restated by-laws for Century Aluminum Company provide for indemnification of officers and directors to the fullest extent permitted by the DGCL. In addition, we maintain officers' and directors' liability insurance which insures against liabilities that our officers and directors may incur in such capacities.

      The Company maintains directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
    3.1    Restated Certificate of Incorporation of Century Aluminum Company
           (incorporated by reference to the Company's Form S-1 Registration
           Statement, as amended, Registration No. 33-95486)

    3.2 Amended and Restated Bylaws of the Company (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)

    5.1    Opinion of Curtis, Mallet-Prevost, Colt & Mosle, LLP

   23.1    Consent of Deloitte & Touche LLP

   23.2    Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in
           Exhibit 5.1)

   24.1    Powers of Attorney (included in signature page)

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
            Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
            1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

      5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on the 24th day of March 2003

                         Century Aluminum Company

                         By:   /s/ Gerald J. Kitchen
                            --------------------------------------------------
                            Name: Gerald J. Kitchen
                            Title: Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

                                POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Gerald A. Meyers and Gerald J. Kitchen and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Gerald A. Meyers and Gerald J. Kitchen and each of them, with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith.

      SIGNATURE                 TITLE                                DATE

 /s/ CRAIG A. DAVIS        Chairman                               March 24, 2003
-------------------------
   Craig A. Davis

 /s/ WILLIAM HAMPSHIRE     Vice-Chairman                          March 24, 2003
-------------------------
   William R. Hampshire

 /s/ GERALD A. MEYERS      President, Chief Executive Officer,    March 24, 2003
-------------------------  and Director (Principal Executive
   Gerald A. Meyers        Officer)

 /s/ DAVID W. BECKLEY      Executive Vice President and           March 24, 2003
-------------------------  Chief Financial Officer
   David W. Beckley        (Principal Financial Officer
                           and Principal Accounting Officer)

 /s/ ROMAN A. BNINSKI      Director                               March 24, 2003
-------------------------
   Roman A. Bninski

 /s/ JOHN C. FONTAINE      Director                               March 24, 2003
-------------------------
   John C. Fontaine

 /s/ WILLY R. STROTHOTTE   Director                               March 24, 2003
-------------------------
   Willy R. Strothotte

 /s/ JOHN P. O'BRIEN       Director                               March 24, 2003
-------------------------
   John P. O'Brien

 /s/ STUART M. SCHREIBER   Director                               March 24, 2003
-------------------------
   Stuart M. Schreiber

 /s/ ROBERT E. FISHMAN     Director                               March 24, 2003
-------------------------
   Robert E. Fishman

EXHIBIT                       DESCRIPTION OF EXHIBIT
NUMBER
    3.1    Restated Certificate of Incorporation of Century Aluminum Company
           (incorporated by reference to the Company's Form S-1 Registration
           Statement, as amended, Registration No. 33-95486)

    3.2 Amended and Restated Bylaws of the Company, (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)

    5.1    Opinion of Curtis, Mallet-Prevost, Colt & Mosle, LLP

   23.1    Consent of Deloitte & Touche LLP

   23.2    Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in
           Exhibit 5.1)

   24.1    Powers of Attorney (included in signature page)